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                                                                Exhibit 11


                            NONCOMPETITION AGREEMENT

                  THIS AGREEMENT is entered into as of the 27th day of February, 1998 between First Alert, Inc., a Delaware corporation (the "Company"), and Michael A. Rohl (the "Executive").

                  WHEREAS, the Company and BRK Brands, Inc., a Delaware corporation and wholly owned subsidiary of the Company ("BRK Brands"), are engaged primarily in the business of designing, manufacturing, marketing, distributing and selling residential smoke detectors, fire extinguishers, carbon monoxide detectors and certain other products;

                  WHEREAS, the Executive serves as the Vice President and Chief Financial Officer of the Company;

                  WHEREAS, the Executive's abilities and services are unique and essential to the prospects of the Company; and

                  WHEREAS, the Company and the Executive desire to enter into this Agreement upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Company and the Executive hereby agree as follows:

                  1. Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:

                  (a) "Board" means the Board of Directors of the Company.

                  (b)      "Cause" means

                           (i) the commission by the Executive of any fraud,
                  embezzlement or other deliberate and premeditated act of dishonesty or breach of fiduciary duty against the financial or business interests of the Company or any of its subsidiaries;

                      (ii) the drug addiction or habitual intoxication of the Executive;

                     (iii) the conviction by the Executive of or the pleading by the Executive of nolo contendere to, a felony or a crime involving moral turpitude;

                      (iv) the willful failure or refusal of the Executive to
                  perform the duties of his employment with the Company or any of its subsidiaries, which failure or refusal is not cured within 15 days subsequent to



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                  notice from the Company to the Executive specifying the
                  nature of such failure or refusal; or

                           (v) the breach by the Executive of any material terms
                  of his employment with the Company or any of its subsidiaries, which breach is not cured within 30 days subsequent to notice from the Company to the Executive specifying such breach.

                  (c)      "Change of Control" means:

                           (i) Any acquisition resulting in any person, entity
                  or group (within the meaning of Section 13(d)(3) or 14(d)(2)) of the Exchange Act having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company; excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (4) any acquisition by the Thomas H. Lee Company or its affiliates, or (5) any acquisition by any entity pursuant to a transaction which is excluded from subsection (ii) below; or

                      (ii) The approval by the shareholders of the Company of a
                  reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Corporate Transaction"); excluding, however, any Corporate Transaction which would result in the voting securities of the Company immediately prior to such Corporate Transaction continuing to represent (either by remaining outstanding or being converted into voting securities or another entity) 50% or more of the combined voting power of the securities entitled to vote generally in the election of directors of the Company or such other entity outstanding immediately after such Corporate Transaction.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred if the "person" described in the preceding portions of this Section 1(c) is an underwriter or underwriting syndication that has acquired ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities.

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                  (d) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  (e) "Good Reason" means, without the Executive's express written consent, the occurrence of any of the following events after a Change of
Control:

                      (i) Failure to elect or reelect or otherwise to maintain
                  the Executive to or in the office or the position (or a substantially equivalent office or position) in the Company that the Executive held as of the date hereof; or

                     (ii) The Executive's overall compensation or perquisites
                  are reduced or adversely modified in any material respect, or the Executive's authority or duties are materially changed, in either case without the prior and voluntary written consent of the Executive, which change is not fully remedied within ten
                  (10) calendar days after receipt by the Company of written notice from the Executive identifying such change(s). For purposes of this Agreement, the Executive's authority or duties shall be conclusively considered to have been "materially changed" if, without the Executive's express and voluntary written consent, there is any substantial diminution or adverse modification in the Executive's title, status, overall position, responsibilities, reporting relationship or general working environment (including, without limitation, secretarial and staff support, offices, and frequency and mode of travel); provided, however, that in no event shall the geographic relocation of the Executive requested by the Company in good faith constitute a "material change" unless the Company fails to reimburse Executive for the reasonable and customary costs associated with such relocation, including without limitation moving expenses and brokerage fees.

                  (f) "Nonqualifying Termination" means a termination of the Executive's employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive's death or
(4) by the Company due to the Executive's absence from his duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive's incapacity due to physical or mental illness.

                  (g) "Termination Period" means the period of time beginning with a Change of Control and ending on the earlier to occur of (1) two years following such Change of Control and (2) the Executive's death.

                  2. Restrictions on Activities. If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination,

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then the Executive shall be bound by the noncompetition and nonsolicitation covenants set forth in this Section 2 and shall be entitled to the payments set forth in Section 3 of this Agreement.

                  (a) Non-Competition. The Executive acknowledges that he is employed by the Company in a key employee capacity which gives him access to confidential information concerning the Company's products, suppliers, customers, manufacturing operations and research and development activities throughout the world, that the Company is engaged in a highly competitive business and that the success of the Company's business in the marketplace depends upon its goodwill, reputation for quality and dependability and the preservation of confidential information. The Executive further acknowledges and agrees that reasonable limits may be placed on his ability to compete against the Company as provided herein so as to protect and preserve the legitimate business interests and goodwill of the Company.

                  During the Non-Competition Period (as defined below), the Executive will not (anywhere in the world where the Company or any of its divisions, subsidiaries or affiliates then conducts business) engage or participate in, directly or indirectly, as principal, agent, employee, employer, consultant, investor or partner, or assist in the management of, or own any stock or any other ownership interest in, any business which competes with the Company (as defined below). For purposes of this Agreement, a business shall be considered to compete with the Company only if it engages directly or indirectly in the business of designing, manufacturing, marketing, distributing or selling
(1) residential smoke detectors which are not capable of being monitored by an alarm control panel, (2) fire extinguishers, (3) carbon monoxide detectors or
(4) any other products which the Company is developing, designing, manufacturing, marketing, distributing or selling during the Executive's employment with the Company. Notwithstanding the foregoing, the Executive may own, directly or indirectly, less than 1% of the capital stock of any public corporation. For purposes of this Agreement, the "Non-Competition Period" shall mean the five-year period beginning on the date during the Termination Period on which the employment of the Executive terminates other than by reason of a Nonqualifying Termination.

                  (b) Non-Solicitation of Employees, Customers and Suppliers. The Executive acknowledges that by virtue of his employment with the Company he has knowledge of and relationships with the Company's employees, customers, and suppliers. The Executive further acknowledges that the Company's relationships with its employees, customers, and suppliers are critical to its ability to operate and its financial well-being.

                  During the Non-Competition Period, the Executive will not solicit, or attempt to solicit, any officer, director, consultant, executive or employee of the Company or any of its

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divisions, subsidiaries or affiliates to leave his or her engagement with the
Company or such division, subsidiary or affiliate nor will he call upon, solicit, divert or attempt to solicit or divert from the Company or any of its divisions, subsidiaries or affiliates any party of whose name he was aware during the term of his employment with the Company and who is, was, or was solicited to become a customer of the Company or its divisions, subsidiaries or affiliates at any time during the course of the Executive's employment with the Company nor will he divert or attempt to divert from the Company or any of its divisions, subsidiaries or affiliates any supplier (or potential supplier of whose name he is aware) of the Company, its divisions, subsidiaries or affiliates; provided, however, that nothing in this subsection 2(b) shall be deemed to prohibit the Executive from calling upon or soliciting a customer or supplier during the Non-Competition Period if such action relates solely to a business which does not compete with the Company.

                  (c) Additional Protections. The obligations of the Executive under the foregoing subsections 2(a) and 2(b) shall be in addition to, and shall not limit, any other obligations of the Executive to the Company imposed either by law or agreement with respect to the matters set forth in this Section 2.

                  (d) Representation. THE EXECUTIVE REPRESENTS AND WARRANTS THAT THE KNOWLEDGE, SKILLS AND ABILITIES HE POSSESSED AT THE TIME OF EXECUTION OF THIS AGREEMENT ARE SUFFICIENT TO PERMIT HIM TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF WITHOUT VIOLATING ANY PROVISION OF SECTION 2 HEREOF, FOR EXAMPLE, BY USING SUCH KNOWLEDGE, SKILLS AND ABILITIES, OR SOME OF THEM, IN THE SERVICE OF A NON-COMPETITOR. THE EXECUTIVE FURTHER REPRESENTS AND WARRANTS THAT HIS ABILITY SO TO EARN A LIVELIHOOD SATISFACTORY TO HIMSELF DOES NOT DEPEND UPON HIS ABILITY TO OBTAIN COMPENSATION FOR HIS SERVICES AT, OR IN EXCESS OF, THE LEVEL AT WHICH HE IS OR WILL BE COMPENSATED BY THE COMPANY.

                  (e) Remedies. It is specifically understood and agreed that any breach of the provisions of this Section 2 will result in serious and irreparable injury to the Company's business and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled to obtain the specific performance of this Agreement by the Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. In addition to the foregoing, the Company shall have no obligation to make any payment to the Executive under Section 3 of this Agreement on or after the date on which any breach of the provisions of this Section 2 occurs and shall have the right to cease such payments.

                  (f) Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision.

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In the event that a court of competent jurisdiction, in the course of a proceeding to enjoin the Executive's violation of this Section 2, shall determine that specific performance of any portion of this Section cannot be obtained in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to permit an order of specific performance, and that the Agreement in its reduced form shall be enforced to the full extent permitted by law.

                  3. Compensation. As compensation for the covenants contained in Section 2 of this Agreement, the Company shall make a cash payment to the Executive, within 10 days following the date of the commencement of the Non-Competition Period, in the amount of $300,000.

                  4. Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute, together with interest at a rate equal to the Prime Rate as published in the "Money Rates" section of The Wall Street Journal, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives the Executive's statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive's claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 4.

                  5. Operative Event. Notwithstanding any provision herein to the contrary, no amounts shall be payable hereunder unless and until there is a Change of Control.

                  6.  Termination of Agreement.

                  (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in paragraph (b) of this Section 6; provided, however, that this Agreement shall terminate in any event upon the termination of the Executive's employment with the Company prior to a Change of Control.

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                  (b) The Company shall have the right prior to a Change of
Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Company to the Executive in accordance with Section 9; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change of Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change of Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change of Control.

                  7. Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive's employment with the Company shall terminate prior to a Change of Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive's employment following a Change of Control shall be subject to all of the provisions of this Agreement.

                  8.  Successors; Binding Agreement.

                  (a) This Agreement shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.

                  (b) The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in paragraph (a) of this Section 8, it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive, all of the obligations of the Company hereunder.

                  (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                  9.  Notices.

                  (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid,

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addressed (1) if to the Executive, to Michael A. Rohl at his address as it appears in the records of the Company, and if to the Company, to First Alert, Inc., 3901 Liberty Street Road, Aurora, Illinois 60504-8122, attention to the Chairman of the Board, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  (b) A written notice of the Executive's date of termination of employment by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                  10.      Full Settlement; Resolution of Disputes.

                  (a) The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.

                  (b) If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive's employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount to the Executive under Section 3, the Company shall pay all amounts to the Executive that the Company would be required to pay pursuant to Section 3 as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this paragraph except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

                  11. Employment with Subsidiaries. Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total

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combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

                  12. Governing Law. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws.

                  13. Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.

                  14. Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company. No waiver by a party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                  IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and the Executive has executed this Agreement as of the day and year first above written.

                                         FIRST ALERT, INC.

                                         By: /s/ Malcolm Candlish, Chairman
                                            _______________________________
                                            Malcolm Candlish, Chairman

                                         EXECUTIVE:

                                         /s/ Michael A. Rohl
                                         ______________________________
                                         Michael A. Rohl

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